Home Equity Loan-Backed Term Notes, GMACM Series 2003-HE2
	Payment Date	05/27/2003

Servicing Certificate	Group 1
Beginning Pool Balance	464,539,271.93
Beginning PFA	158,660,821.50
Ending Pool Balance	503,354,364.34
Ending PFA Balance	102,996,830.24
Principal Collections	16,848,898.85
Principal Draws	-
Net Principal Collections	16,848,898.85
Active Loan Count	14,355

Interest Collections	2,728,485.91

Weighted Average Net Loan Rate	7.80870%
Substitution Adjustment Amount	0.00

Excess Cash	1,053,800.69

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	355,001,093.43	338,152,194.58	0.9227861	16,848,898.85	448,090.27	0.00	53.28%	1.420%
Class A-2	161,627,000.00	161,627,000.00	1.0000000	0.00	422,923.98	0.00	25.47%	3.140%
Class A-3	20,875,000.00	20,875,000.00	1.0000000	0.00	71,670.83	0.00	3.29%	4.120%
Class A-4	22,233,000.00	22,233,000.00	1.0000000	0.00	85,597.05	0.00	3.50%	4.620%
Class A-5	63,464,000.00	63,464,000.00	1.0000000	0.00	216,306.47	0.00	10.00%	4.090%
Class IO	84,000,000.00	84,000,000.00	1.0000000	0.00	490,000.00	0.00	0.00%	7.000%
Certificates	-	-	-	-	1,053,800.69	-	-	-

Beginning Overcollateralization Amount	0.00
Overcollateralization Amount Increase (Decrease)	0.00
Outstanding Overcollateralization Amount	0.00
Target Overcollateralization Amount	7,933,075.00

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	571,608.66		19	0.11%
Delinquent Loans (60 Days)*	128,952.14		5	0.03%
Delinquent Loans (90 Days)*	-		0	0.00%
Delinquent Loans (120 Days)*	-		0	0.00%
Delinquent Loans (150 Days)*	-		0	0.00%
Delinquent Loans (180+ Days)*	-		0	0.00%
REO	-		0	0.00%
Foreclosures	-		0	0.00%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Loss Amount	0.00
Current Month Loss Amount	0.00
Current Month Recoveries	0.00
Ending Loss Amount	0.00	0.00

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	2,724,530.83
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	2,724,530.83
Interest earned for Collection Period	1,339.37
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	102,996,830.24
Additional Purchases during Revolving Period	(55,663,991.26)
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	47,332,838.98
Interest earned for Collection Period	119,585.69
Interest withdrawn related to prior Collection Period	0.00

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	0